MEMORANDUM OF UNDERSTANDING

         This Memorandum of Understanding entered into this 24th day of October, 1996, contains the terms of the settlement (the "Settle ment") between Brothers Gourmet Coffees, Inc. ("Brothers"), Dennis Boyer, Michael Carlin, Kevin Leary, Thomas V. Bonoma, J.P. Bolduc, Peter M. Castleman, Ray Newton, Elias Aburdene, Jerry Holland, Don Breen, J.H. Whitney & Co., Whitney 1990 Equity Fund, L.P., Whitney Subordinated Debt Fund, L.P., and Donaldson, Lufkin & Jenrette ("Defendants"), and the named Plaintiffs in the class action currently pending in the United States District Court for the Southern District of florida, entitled IN RE BROTHERS GOURMET COFFEES, INC. SECURITIES LITIGATION, Consolidated Case 95-8584-CIV-RYSKAMP; and a class action entitled GARUCKAS V. THE CATTERON GROUP, INC., ET AL., Case No. CL 96-4200-AH, currently pending in the Circuit Court for Palm Beach County (the "Class Actions").

         1. The Settlement consideration is $8.5 million payable $3,000,000 in cash and $5,500,000 in freely tradeable Brothers common stock to be paid as follows:

                  a. The cash portion of the Settlement, $3,000,000, shall be paid by the Defendants and/or their insurance carriers for the benefit of all Defendants into an interest bearing escrow account maintained by Plaintiffs' counsel (the "Escrow Account") within 40 days of this Memorandum of Understanding. The date on which payment is made shall hereinafter be referred to as the "Payment Date." If the cash portion is not paid into the Escrow Account within 40 days of the date of this Memorandum, Plaintiffs

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may terminate the Settlement and reinstate the action. Further, if the Settlement does not receive final approval by the Court or is otherwise terminated by its terms, or as provided in /Paragraph/ 9, no Stipulation of Settlement is entered into, the cash portion of the Settlement, together with any interest accrued thereon, shall be repaid to the Defendants within 10 days of non-approval, termination of the Settlement or Brothers request under /Paragraph/ 9.

                  b. The common stock portion of the Settlement shall be delivered in accordance with instructions from Plaintiffs' counsel as Escrow Agent for the Class upon the Settlement becoming effective. The number of shares paid to the Escrow Agent for the Class shall be determined in accordance with /Paragraphs/ 2 and 3 below.

         2. Based on the average trading price of Brothers common stock (the "Average Price") of $2.989 per share in the 10 trading days preceding the execution of this Memorandum, the Class shall receive a minimum of 1,840,080 shares of freely tradeable Brothers common stock (the "Guaranteed Minimum Shares"). In the event the Average Price of Brothers common stock on the 20 trading days immediately preceding the final hearing to approve the Settlement of this action (the "Settlement Hearing") equals or exceeds $2.989, the Class will receive the Guaranteed Minimum Shares. In the event the Average Price of Brothers common stock on the 20 trading days preceding the Settlement Hearing is below $2.989, Defendants shall cause an additional number of shares to be issued so that the shares issued have an aggregate value of not less than $5,500,000, subject to the limitation in /Paragraph/ 3 herein.

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         3. The aggregate number of shares issued to members of the Class pursuant to /Paragraph/ 2 herein based on the Average Price in the 20 trading days preceding the Settlement Hearing shall not exceed 2,750,000 shares (the "Guaranteed Maximum Shares").

         4. All shares of common stock to be issued hereunder shall be freely tradeable except for such restrictions, if any, that may apply as a result of any recipient being deemed an "affiliate" of Brothers within the meaning of Rule 144, promulgated under the Securities Act of 1933.

         5. Upon final Court approval of the Settlement, and subject to an effective date, Plaintiffs will dismiss with prejudice all claims asserted against all defendants named in the Class Actions and all parties in the Class Actions shall release each other from all claims asserted, or that could have been asserted, arising out of said litigation.

         6. In addition to the claims asserted in the Class Actions, Plaintiffs in that certain shareholder derivative action entitled KATT V. BOYER, ET AL., Case No. CL 95-8275-AB (the "Derivative Action"), pending in the Circuit Court in and for Palm Beach County, shall dismiss with prejudice all claims asserted against all Defendants in the Derivative Action and all parties in the Derivative Action shall release each other from all claims asserted or that could have been asserted in said litigation.

         7. Attorneys' fees and costs awarded to Plaintiffs' counsel in the Class Actions and the Derivative Action shall be paid out of the Escrow Account within 5 days of the Court's award of attorneys'

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fees and costs in the Class Actions, subject to the unconditional obligation of
Plaintiff's counsel to repay the Escrow Account any attorneys' fees and costs received in excess of any amount finally approved by the Court in the event of any appeal of such award.

         8. Costs of Class Notice and Administration shall be paid out of the Escrow account. A maximum of $100,000 shall be paid for Notice and Administration Expenses out of the Escrow Account prior to Settlement approval, and the amounts actually spent on such Notice and Administration Expenses shall not be returned in the event the Settlement is not approved.

         9. The parties shall immediately proceed in good faith to memorialize this Settlement in a definitive Stipulation of Settlement acceptable to all parties and will jointly seek Court approval of the Stipulation as soon as possible. If the parties cannot in good faith execute a Stipulation of Settlement within 60 days hereof, the cash portion of the settlement shall be returned, upon the request of Brothers.

         10. This Settlement is conditioned upon execution of a definitive Stipulation of Settlement and final judicial approval in accordance with Rule 23(e) of the Federal Rules of Civil Procedure after Notice to the Class. Dated:
October 24, 1996

SIGNATURES FOLLOW

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                                           October 22, 1996

VIA TELECOPY AND U.S. MAIL

Steven E. Cauley, Esq.
Steven E. Cauley, P.A.
400 West Capitol, Suite 1700
Little Rock, Arkansas  72201

         RE: LOWELL J. KATT, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT, BROTHERS GOURMET COFFEE, INC., A DELAWARE CORPORATION V. DENNIS L. BOYER, J.P. BOLDUC, PETER M. CASTLEMAN, RAY E. NEWTON, III, ELIAS F. ABURDENE, THOMAS V. BONOMA, ADRIAN J. SLYWOTSKY, SAMUEL R. BOYER, JERRY HOLLAND, DON BREEN, MICHAEL CARLIN, KEVIN J. LEARY, AND ROBERT C. SPINDLER V. BROTHERS GOURMET COFFEES, INC., CIRCUIT COURT OF PALM BEACH COUNTY, FLORIDA, CASE NO. CL 95-8275 AB
                  -------------------------------

Dear Mr. Cauley:

                  This letter is being delivered to you in connection with the settlement of the above-referenced derivative action. This will confirm that Brothers Gourmet Coffees, Inc. ("Brothers") has agreed to use its reasonable efforts (i) to appoint a new non-employee member to its Board of Directors not later than April 30, 1997 and (ii) to continuously maintain thereafter at least a majority of non-employee members on its Board of Directors and on its Audit, Finance and Compensation Committees. In addition, Brothers agrees that, unless approved by unanimous action of the Board of Directors, it will neither enter into any new employment or consulting agreement with any person who prior to the date of this letter was a former employee Board member, nor renew or extend the term of any existing consulting arrangement with any such former employee Board member beyond its stated termination date. Schedule 1 sets forth each currently outstanding consulting


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arrangement with any such former employee Board members. Each of the foregoing agreements and undertakings shall remain in effect until the earlier of (i) the date upon which Brothers no longer has any class of its securities registered under the Securities and Exchange Act of 1934 or (ii) five years from the date hereof.

                  The foregoing agreements and undertakings are subject to our understanding that the settlement of this action will be included within the Memorandum of Understanding and subsequent definitive Stipulation of Settlement involving Brothers with respect to the settlement of the class action lawsuits currently pending in the United States District Court for the Southern District of Florida, entitled IN RE BROTHERS GOURMET COFFEES, INC. SECURITIES LITIGATION, Consolidated Case No. 95-8584-CIV-RYSKAMP, and in the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, entitled GARUCKAS V. THE CATTERTON GROUP, INC., ET AL., Case No. CL 96-4200-AH, and that such definitive Stipulation will receive appropriate Court approval.

                  Please acknowledge this agreement by signing where indicated below and returning the original executed letter to me as soon as possible.

                                                     Sincerely,

                                                     Howard K. Coates, Jr.

HKC,JR:md
Enclosure
cc:  Michael J. Pucillo, Esq.




______________________________              Date:________________________
Steven E. Cauley


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                                   Schedule 1

Dennis L. Boyer provides consulting services to Brothers under that certain First Amendment to Amended and Restated Executive Employment Agreement dated as of April 17, 1995. Such arrangement expires December 31, 1997.




bcc:  Don Breen